Exhibit 99.1

CONTACT:
B. Grant Yarber Christopher G. Marshall
President and Chief Executive Officer	Chief Financial Officer
Capital Bank Corporation	North American Financial Holdings, Inc.
Phone: (919) 645-3494	Phone: (704) 554-5901
Email: gyarber@capitalbank-us.com	Email: cmarshall@nafhinc.com
FOR IMMEDIATE RELEASE
Federal Reserve Approves North American Financial Holdings
Investment in Capital Bank
RALEIGH, N.C. – January 14, 2011 – Capital Bank Corporation (NASDAQ: CBKN) (the “Company”), the parent company of Capital Bank, today announced that the Federal Reserve Bank of Atlanta, acting pursuant to delegated authority for the Board of Governors of the Federal Reserve System, approved the application by North American Financial Holdings, Inc. (“NAFH”) to acquire the Company, and thereby acquire Capital Bank. The transaction is expected to close by the end of January 2011.
About NAFH
North American Financial Holdings, Inc. is a national bank holding company that was incorporated in the state of Delaware in 2009. NAFH has raised approximately $900 million of equity capital, which it intends to invest in undercapitalized banks with the goal of establishing a strongly capitalized, high performance regional bank. NAFH has previously invested in TIB Financial Corp., MetroBank of Dade Country, Turnberry Bank and First National Bank of the South.
The management team of NAFH includes:
R. Eugene (Gene) Taylor, NAFH Chairman and Chief Executive Officer. Mr. Taylor retired as Vice Chairman of Bank of America following a 38-year career during which he served as President of Bank of America’s Consumer and Commercial Bank and the Global Corporate and Investment Bank. He is a native Floridian and a graduate of the Florida State University School of Business.
Christopher (Chris) G. Marshall, NAFH Chief Financial Officer, previously served as CFO and COO of Bank of America’s Global Consumer and Small Business Bank and as Chief Financial Officer of Fifth Third Bank. Mr. Marshall is a graduate of the University of Florida and Pepperdine University School of Business.
R. Bruce Singletary, NAFH Chief Risk Officer, spent 31 years at Bank of America in various credit risk roles, including serving as Chief Risk Officer for Bank of America’s Florida Bank. Mr. Singletary graduated from Clemson University and earned an MBA from Georgia State University.
Kenneth (Ken) A. Posner, spent 15 years at Morgan Stanley, most recently serving as a Managing Director and equity research analyst for a wide range of financial services firms. Mr. Posner is a graduate of Yale College and earned an MBA from the University of Chicago.
About Capital Bank Corporation
Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.6 billion in total assets, offers a broad range of financial services. The Company operates 33 banking offices in Asheville (4),

Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Hope Mills, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website address is http://www.capitalbank-us.com.
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Cautionary Statement
The investment discussed above involves the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that act. Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward-looking Statements
Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the Treasury’s agreement to permit the Company to redeem or repurchase the Treasury’s preferred stock and warrant, the occurrence of events that would have a material adverse effect on the Company as described in the Investment Agreement, the risk that the Investment Agreement could be terminated under circumstances that would require the Company to pay a termination fee of $5 million, and other uncertainties arising in connection with the proposed investment transaction. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.